UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2011

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2900 Potshop Lane, Suite 100
East Norriton, PA 19403
(610) 292-8364
 (Address of principal executive offices, with zip code)

(610) 292-8364
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2011, Steven A. Nichtberger, MD, resigned as President, Chief Executive Officer and an employee of Tengion, Inc. (the “Company”) and as a member of the Board of Directors of the Company.  Dr. Nichtberger’s resignation is not the result of a disagreement with the Company.

In connection with Dr. Nichtberger’s resignation, the Company entered into a Severance Agreement and General Release of Claims with Dr. Nichtberger effective as of June 30, 2011 (the “Severance Agreement”), a copy of which is filed herewith as exhibit 10.1 and incorporated herein by reference.   The Severance Agreement provides that Dr. Nichteberger will receive one year severance at his current salary of $419,796, payable monthly, and a cash bonus at his full 2011 target level of $209,898.  Twenty-five percent (25%) of Dr. Nichtberger’s unvested restricted stock and unvested stock options will vest immediately.  All remaining unvested shares shall be either cancelled pursuant to the terms of such award or subject to repurchase at an amount equal to the actual tax liability Dr. Nichtberger incurred in connection with the purchase of such shares.  The Severance Agreement also provides for a general release of claims, a mutual non-disparagement provision, a confidentiality provision and a 12-month non-competition provision, which prevents Dr. Nichtenberger from engaging in any business activity that will be directly competitive with the business of Company, including one that involves the use of the patient’s own cells to regenerate kidney or urologic tissue, or that will result in the use or disclosure of the Company’s confidential, trade secret or proprietary information.

Item 9.01. Financial Statements and Exhibits

   (b) Exhibits.

10.1 Severance Agreement and General Release of Claims by and between the Company and Steven A. Nichtberger, MD, dated June 29, 2011

99.1 Press Release, dated June 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: June 30, 2011	By:	/s/ Joseph W. La Barge
Joseph W. La Barge
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description

10.1	Severance Agreement and General Release of Claims by and between the Company and Steven A. Nichtberger, MD, dated June 29, 2011

99.1	Press Release, dated June 30, 2011